Exhibit 99.1

For Immediate Release

DIGITAL ALLY SECOND QUARTER REVENUE TO APPROXIMATE $7 MILLION

OVERLAND PARK, Kansas (July 7, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it expects to report revenues of approximately $7 million for the quarter ended June 30, 2009.

“Shipments of our new DVM-750 advanced in-car video system were responsible for over 40% of our sales in the most recent quarter,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “The advanced features available on the DVM-750 have allowed us to pursue market opportunities, particularly among larger metropolitan police departments, that were previously unavailable to us.  We also shipped most of the DVM-500 units that we had in inventory during the quarter, along with a record number of DVM-500 Plus systems.  Sales during the three months ended June 30, 2009 included more than 1,000 of the DVM-500 series (DVM-500 and DVM-500 Plus), over 700 DVM-750 systems, and almost 100 Digital Video Flashlight (DVF-500) units.”

“Our second quarter sales of approximately $7 million represent an improvement of almost 60% when compared with first quarter sales of approximately $4.4 million,” continued Ross.  “Furthermore, we ended the most recent quarter with an order backlog totaling more than $800,000.  Excluding potential one-time charges related to employee severance and related costs, we believe the Company should return to profitability in the April-June quarter, as anticipated.  We have been very pleased with customer response to the DVM-750 and expect this series of in-car video systems to generate an even higher portion of our total sales in the second half of 2009.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; the degree to which the interest in the Company’s DVM-750 will translate into sales in the second half of 2009; the Company’s ability to continue to increase revenue and return to profitability, particularly in the second quarter of 2009, in the current economic climate; the impact that the various government stimulus programs will have on equipment purchases by law enforcement agencies; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the three months ended March 31, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com